================================================================================

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
[X]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Seattle FilmWorks Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                            SEATTLE FILMWORKS, INC.


                   Notice of Annual Meeting of Shareholders
                   To be held on Tuesday, February 15, 2000


To the Shareholders of Seattle FilmWorks, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Seattle FilmWorks, Inc. (the "Company") will be held at 10:00 a.m. Pacific Standard Time, on Tuesday, February 15, 2000, at The Four Seasons Hotel, Metropole Room, 411 University Street, Seattle, Washington 98101, for the following purposes:

     1.   To elect two (2) Directors to serve for three year terms.

     2. To consider and act upon a proposal to adopt the Seattle FilmWorks 1999 Stock Incentive Compensation Plan and reserve 800,000 shares of the Company's Common Stock for issuance under the plan.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


Shareholders of record at the close of business on December 10, 1999 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.


                               By Order of the Board of Directors

                               /s/ Mich Kele Earl

                               Mich Kele Earl
                               Secretary

1260 - 16th Avenue West
Seattle, Washington  98119
December 31, 1999


_______________________________________________________________________________

                            YOUR VOTE IS IMPORTANT
                            ======================

The Company invites all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped envelope. This will ensure the presence of a quorum at the meeting. Promptly signing, dating and returning the proxy will save the Company the expense of additional solicitations. Your proxy is revocable at your request at any time before it is voted. Any shareholder may attend the Annual Meeting and vote in person even if that shareholder has returned a proxy card.

      Your copy of the Company's Annual Report for the fiscal year ended
                        September 25, 1999 is enclosed.
________________________________________________________________________________

                            Seattle FilmWorks, Inc.
                            1260 - 16th Avenue West
                          Seattle, Washington  98119


                                PROXY STATEMENT


General

The Company is furnishing this Proxy Statement and the enclosed proxy (which are being mailed to shareholders on or about January 5, 2000) in connection with the solicitation of proxies by the Board of Directors of Seattle FilmWorks, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, February 15, 2000, at 10:00 a.m. local time at the Four Seasons Hotel, Metropole Room, 411 University Street, Seattle, Washington 98101, and at any adjournment thereof (the "Annual Meeting").

Record Date and Outstanding Shares

The Company has called the Annual Meeting for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. All shareholders of common stock of the Company ("Common Stock") as of the close of business on December 10, 1999 (the "Record Date"), are entitled to vote at the meeting. As of December 10, 1999, there were 16,327,640 shares of Common Stock outstanding. The Company's Common Stock trades on The Nasdaq Stock Market under the symbol FOTO. The last sale price for the Company's Common Stock as reported by The Nasdaq Stock Market on December 10, 1999 was $2.938 per share.

Quorum

A quorum for the Annual Meeting will consist of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy. Shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and count toward the quorum.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting. The shares represented by each proxy card received by the Company which is properly signed and is not revoked will be voted at the Annual Meeting by the proxy holder in accordance with the instructions of the shareholder noted thereon. If no specific instructions are designated, the shares will be voted for the nominees for director listed in this proxy statement and on the proxy card and for approval of the 1999 Stock Incentive Compensation Plan.

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares in their discretion.

Under Washington law and the Company's Amended and Restated Articles of Incorporation and Bylaws, if a quorum exists at the meeting, (a) the two nominees who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting shall be elected directors and (b) the proposal to approve the 1999 Stock Incentive Compensation Plan will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will have no impact on the election of directors since they have not been cast in favor of any nominee. Abstentions and broker non-votes will also not have an impact on the proposal to approve the 1999 Stock Incentive Compensation Plan since approval of this proposal is based solely on the number of votes actually cast. Brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to both the election of directors and approval of the 1999 Stock Incentive Compensation Plan.

Revocability of Proxies

A proxy may be revoked at any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, to revoke a proxy a shareholder must deliver a proxy revocation, or another duly executed proxy bearing a later date, to the Corporate Secretary of the Company, at 1260 16th Avenue West, Seattle, Washington 98119, before the Annual Meeting or at the Annual Meeting.
Attendance at the Annual Meeting will not revoke a shareholder's proxy unless the shareholder votes in person at the meeting.

Solicitation of Proxies

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Proxies may be solicited personally, or by mail, telephone, facsimile, e-mail or messenger. If requested, the Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding materials to their principals. The Company will pay all of the costs of solicitation of proxies. ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company, will receive and tabulate the proxies.

Voting Securities and Principal Holders

The following table sets forth information, as of November 30, 1999, with respect to all shareholders known by the Company to beneficially own more than 5% of the Company's Common Stock. The information is this table is based solely on statements filed with the Securities and Exchange Commission ("SEC") or other reliable information. Except as noted below, each person or entity has sole voting and investment power with respect to the shares shown.

                               Amount and Nature            Percent of
     Name and Address       of Beneficial Ownership           Class
-------------------------------------------------------------------------------
FMR Corp.                         1,635,000 (1)               10.1%
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.     1,200,600 (2)               7.3%
100 East Pratt Street
Baltimore, MD  21202

Gary R. Christophersen               887,590 (3)               5.4%
1260 16th Avenue West
Seattle, WA  98119

---------------------------------

     (1) The number of shares held is based solely on an Amendment to Schedule 13G filed on March 10, 1999 by FMR Corp., the parent of Fidelity Management & Research Company ("Fidelity Management"), Fidelity Management, the Fidelity Low-Priced Stock Fund, Edward C. Johnson 3d and Abigail Johnson, pursuant to Rule 13d-1(b) or 13d-2(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The
          Schedule 13G Amendment indicates that all of these shares are held by Fidelity Management as a result of Fidelity Management's role as investment adviser to the Fidelity Low-Priced Stock Fund, a registered investment company (the "Fund"). Through their ownership of common stock of FMR Corp. and the execution of a shareholders' voting agreement, the Johnsons may be deemed to form a controlling group of FMR Corp. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity Management), and the Fund each has sole power to dispose of the 1,635,000 shares owned by the Fund. However, the sole power to vote or direct the voting of these shares resides with the Funds' Boards of Trustees. Fidelity Management carries out the voting of the shares under the written guidelines established by the Fund's Boards of Trustees.


     (2) The number of shares held is based solely on Amendment to Schedule 13G filed on October 6, 1999 by T. Rowe Price Associates, Inc. ("Price Associates") and the T. Rowe Price Small-Cap Fund, Inc. pursuant to Rule 13d-1 under the Exchange Act. The Schedule 13G indicates that these shares are held by Price Associates in its capacity as investment advisor to various individual and institutional investors. According to the Schedule 13G, Price Associates has sole dispositive power with respect to all, and no voting power with respect to any, of these shares, and T. Rowe Price Small-Cap Value Fund, Inc. has no dispositive power with respect to any, and sole voting power with respect to 1,200,000 of these shares.

     (3) Includes options to purchase 17,187 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are currently exercisable or exercisable within 60 days of November 30, 1999.

     (4) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolio".) In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 1, 191,787 shares of Seattle FilmWorks Inc. stock as of 9/30/99. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

Proposal 1-Election of Directors

The Board of Directors of the Company currently consists of five directors divided into three classes. Currently, the sole member of Class I is Douglas A. Swerland, the Class II directors are Peter H. van Oppen and Craig E. Tall, and the Class III directors are Gary R. Christophersen and Sam Rubinstein. At the Annual Meeting, the shareholders will vote on the election of the two Class III directors for a three-year term expiring at the Annual Meeting of Shareholders in 2003. At present, the Class I director will hold office until the Company's 2001 Annual Meeting and the Class II directors will hold office until the Company's 2002 Annual Meeting. All directors will hold office until the Annual Meeting of shareholders at which their terms expire and the election and qualification of their successors.

The Board of Directors has unanimously nominated Gary R. Christophersen and Sam Rubinstein for re-election to the Board as the Class III directors. Each of Messrs. Christophersen and Rubinstein has indicated that he is willing and able to serve as a director of the Company. However, if either of the nominees becomes unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The two Class III nominees receiving the highest number of votes cast in the election of directors shall be elected Class III directors.

  The Board of Directors recommends a vote FOR the election of both nominees.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for election of Messrs. Christophersen and Rubinstein.

The following chart indicates ownership of the Company's Common Stock as of November 30, 1999 by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group.

                                    Amount and Nature
                                      of Beneficial       Percent of
Name                        Age         Ownership            Class
-------------------------------------------------------------------------------

Directors:
----------
Gary R. Christophersen      53           887,590 (1)          5.4%

Sam Rubinstein              82           543,686 (2)          3.3%

Douglas A. Swerland         54           117,563 (3)           *

Craig E. Tall               53           157,219 (4)          1.0%

Peter H. van Oppen          47            46,000 (5)           *

Additional Named
  Executive Officers:
---------------------
Michael F. Lass             45           363,505 (6)          2.2%

Gary T. Tashjian            46            17,213 (7)           *

Annette F. Bailey           42            70,379 (8)           *

Case H. Kuehn               47            77,272 (9)           *

All current directors and
  executive officers
  as a group (9 persons)               2,280,427 (10)        13.5%

----------------------------
    *  Percent of class is less than 1%

     (1) Includes options to purchase 17,187 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are currently exercisable or exercisable within 60 days. Does not 22,275 shares of Common Stock held in trust for Mr. Christophersen's minor children, beneficial ownership of which Mr. Christophersen disclaims.

     (2) Includes options to purchase 166,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.

     (3) Includes options to purchase 105,750 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.

     (4) Includes options to purchase 126,000 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.

     (5) Includes options to purchase 45,000 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.

     (6) Includes options to purchase 16,874 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.

     (7) Includes options to purchase 5,625 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.
     (8) Includes options to purchase 32,062 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.
     (9) Includes options to purchase 67,499 shares of Common Stock which are currently exercisable or exercisable within 60 days of November 30, 1999.
     (10) Includes options to purchase 582,497 shares of Common Stock which are currently exercisable or exercisable with 60 days of November 30, 1999.

Gary R. Christophersen has been the Company's President and Chief Executive Officer since August 1988. Mr. Christophersen joined the Company in January 1982 as Vice President-Operations and has served as a Director of the Company since 1982. From May 1983 to August 1988, Mr. Christophersen was a Senior Vice President of the Company and its General Manager.

Sam Rubinstein became a Director of the Company in March 1986. From June 1985 to May 1988, he was the Chairman of the Board and Chief Executive Officer of Farwest Fisheries, Inc., a seafood processing and marketing firm. From 1974 to December 1987, Mr. Rubinstein was the Chairman of the Board and Chief Executive Officer of Bonanza Stores, Inc., an operator of variety stores and drugstores, and, from February 1984 to January 1986, the Chairman of the Board and Chief Executive Officer of Whitney-Fidalgo Seafoods, Inc., a seafood processor.

Douglas A. Swerland became a Director of the Company in October 1988. In December 1993, Mr. Swerland founded and became the Chairman and Chief Executive Officer of SAVI, Inc., a clothing superstore retailer specializing in men's and women's apparel and accessories. Mr. Swerland had been employed by Jay Jacobs, Inc., the operator of a chain of specialty retail apparel stores, in various capacities beginning in 1969, most recently as President and a director from 1978 to November 1993.

Craig E. Tall became a Director of the Company in October 1988. In June 1999, Mr. Tall was named Vice Chair of Washington Mutual, Inc. From September 1990 until June 1999, Mr. Tall was an Executive Vice President of Washington Mutual, Inc., a bank holding company. In addition, since April 1987, Mr. Tall has been an Executive Vice President of Washington Mutual Bank.

Peter H. van Oppen became a Director of the Company in October 1988. Since February 1994, Mr. van Oppen has been Chairman and Chief Executive Officer of Advanced Digital Information Corporation ("ADIC"), a developer and manufacturer of network storage solutions. ADIC was a wholly-owned subsidiary of Interpoint Corporation, a diversified publicly-traded manufacturer, until it was spun-off as a separate public company in October 1996. Mr. van Oppen served as a Director of Interpoint from 1984 to 1996, President and Chief Executive Officer from 1989 to 1996 and Chairman and Chief Executive Officer from 1995 through October 1996. Mr. van Oppen is also a Director of ADIC, Spacelabs Medical, Inc., a provider of integrated healthcare information systems and medical devices, and Key Technology, Inc., a manufacturer of automated inspection and sorting systems.

Board and Committee Meetings

The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended September 25, 1999. Each of the Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which they served.

The Board of Directors has an Audit Committee which consists of Messrs. Rubinstein, Swerland, Tall, and van Oppen. The function of the Audit Committee is to meet with the accounting staff of the Company and the independent certified public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) accounting policies and procedures and the Company's financial reporting and (iii) internal controls employed by the Company. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held one meeting during fiscal 1999.

The Board of Directors has a Compensation Committee which consists of Messrs. Swerland, Tall, and van Oppen. The Compensation Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer of the Company, and reviewing the compensation packages for other executive officers recommended by the President and Chief Executive Officer.
The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option and stock purchase plans. The Compensation Committee held one meeting during fiscal 1999.

The Board of Directors does not have a standing nominating committee. The Board of Directors will consider written proposals from shareholders for nominees for directors which are submitted to the Secretary of the Company in accordance with the procedures contained in this proxy statement under the caption, "Proposals of Shareholders."

Directors' Compensation

Currently, Directors who are not employees of the Company are each paid $500 each quarter, $200 for each Board of Directors meeting attended in person and $100 for each telephonic meeting of the Board attended. In addition, Directors are entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings. Pursuant to the terms of the Company's 1987 Stock Option Plan, each Director who is not an employee of the Company is automatically granted an option to purchase 11,250 shares of the Company's Common Stock, annually on the first Wednesday of March. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in full at the end of the fiscal year in which they are granted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 1999 have been complied with on a timely basis.

Remuneration of Executive Officers

The following table sets forth certain information concerning the compensation paid by the Company for services rendered during fiscal years 1999, 1998 and 1997 to (a) the Company's Chief Executive Officer during fiscal 1999, and (b) the other executive officers of the Company, whose total salary and bonus exceeded $100,000 in fiscal 1999 (the "Named Executive Officers"):

                        Summary Compensation Table

                                                                             Long Term
                                                                            Compensation
                                                                               Awards
                                               Annual Compensation      ---------------------
Name and                           Fiscal     ---------------------     Securities Underlying       All Other
Principal Position                  Year       Salary       Bonus               Options           Compensation (1)
--------------------------------------------------------------------------------------------------------------------------
Gary R. Christophersen              1999      $179,856     $     0                 33,750(2)         $ 8,884
  President, Chief Executive        1998       150,483      30,588                 33,750              8,989
  Officer and Director              1997       150,000      70,315                 33,750             11,842

Michael F. Lass                     1999      $138,033     $22,849                 11,250            $ 8,174
  Vice President - Operations       1998      $132,390      14,737                 11,250              8,747
                                    1997      $125,765      25,611                 11,250             11,819

Gary T. Tashjian                    1999      $120,000     $14,454                 30,000            $ 1,199
  Vice President - Marketing        1998        41,538       1,739                 22,500                367
                                    1997             0           0                      0                  0

Annette F. Bailey                   1999      $ 88,049     $17,739                 16,250            $ 5,276
  Vice President - Human            1998        78,817       9,500                 11,250              5,432
  Resources and Organizational      1997        75,025      19,093                 11,250              7,596
  Development

Case H. Kuehn  (3)                  1999      $123,733     $     0                 23,750            $ 1,162
  Vice President - Finance,         1998       117,353      13,501                 11,250              7,988
  Chief Financial Officer and       1997       111,058      27,738                 11,250             11,602
  Treasurer

---------------------------

    (1) These amounts represent Company contributions to the Seattle FilmWorks 401K Plan and payments for term life insurance, short-term disability insurance and long-term disability insurance.

    (2) Mr. Christophersen cancelled options to purchase 33,750 shares in February, 1999 and options to purchase 15,000 shares in September, 1999.

    (3) Mr. Kuehn resigned as Vice President - Finance/Chief Financial Officer in August 1999.

Option Grants in Last Fiscal Year

Options to purchase Common Stock are granted to officers and key employees of the Company under the Company's stock option plans. The following table sets forth information concerning the grant of stock options to the Named Executive Officers of the Company during fiscal year 1999.

                                                  Individual Options Granted
                                         --------------------------------------------       Potential Realizable
                           Number of     Percent of Total                                     Value at Assumed
                          Securities        Options                                        Price Appreciation For
                          Underlying       Granted to        Exercise                          Option Term (3)
                            Options       Employees in       Price Per     Expiration      ----------------------
                          Granted(1)       Fiscal Year       Share (2)        Date            5%           10%
-------------------------------------------------------------------------------------------------------------------

Gary R. Christophersen       33,750          8.12%            $3.875        2/09/2004      $36,132      $79,843

Michael F. Lass              11,250          2.71%            $3.875        2/09/2004      $12,044      $26,614

Gary T. Tashjian             25,000          6.02%            $3.875        2/09/2004      $26,765      $59,143
                              5,000          1.20%            $2.500        8/05/2004      $ 3,454      $ 7,631

Annette F. Bailey            11,250          2.71%            $3.875        2/09/2004      $12,044      $26,614
                              5,000          1.20%            $3.125        8/31/2004       $4,317       $9,539

Case H. Kuehn                23,750          5.72%            $3.875        3/04/2000      $ 4,602      $ 9,203

----------------------------

     (1) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The options granted in fiscal year 1999 vest in equal annual installments over four years. All options granted to officers of the Company may be exercised for a period of 190 days following termination of employment.

     (2) All options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid by delivery of shares already owned by the option holder with a market value equal to the aggregate exercise price. With the permission of the Compensation Committee, the exercise price may also be paid by withholding shares that would otherwise be received by the option holder upon exercise.

     (3) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These values are calculated based upon requirements of the SEC and do not reflect the Company's estimate or projection of future stock price performance. The actual value realized may be greater or less than the realizable value set forth in this table.

The vesting of options may be accelerated at the discretion of the Compensation Committee. Also, outstanding options will become immediately vested and fully exercisable on the day before the first to occur of the following events, unless a majority of the Board of Directors in office on the date such an event occurs shall approve a resolution providing otherwise within three business days of the event:

     (i) the acquisition by any person (with certain exceptions) of 30% or more of any class of the Company's voting equity securities;

     (ii) the purchase of 30% or more of any class of the Company's Common Stock pursuant to any tender or exchange offer, other than one made by the Company; or

     (iii) approval of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third-party, or cash, or property, or a combination of any of the foregoing.


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

No options were exercised by the Named Executive Officers in Fiscal 1999. The following table sets forth the number of unexercised options held by Named Executive Officers as of September 25, 1999. Based on the closing price of the Common Stock reported on the Nasdaq National Market System on September 25, 1999, none of the unexercised options held by Named Executive Officers as of September 25, 1999 were in-the-money.

                                             Number of Securities
                                        Underlying Unexercised Options
                                           at September 25, 1999 (*)
                                      --------------------------------------
                                        Exercisable/         Unexercisable
----------------------------------------------------------------------------

Gary R. Christophersen                    25,312                60,938
Michael F. Lass                           16,874                28,126
Gary T. Tashjian                           5,625                46,875
Annette F. Bailey                         29,530                36,220
Case H. Kuehn                             67,499                     0

----------------------------

     (*) Future exercisability is subject to vesting and the optionholder remaining employed by the Company.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") for fiscal year 1999 consisted of three members of the Board who are all non-employee directors of the Company. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer of the Company and reviewing the compensation packages for other executive officers recommended by the President and Chief Executive Officer.
The goal of the Committee in administering executive compensation is to create a compensation plan which (i) rewards individual performance, (ii) aligns the interests of the executive with the immediate and long-term interests of the shareholders of the Company, (iii) ties a significant portion of compensation to improvements in the Company's financial performance and (iv) assists the Company in attracting and retaining key executives critical to the long-term success of the Company.

The compensation package provided to executive officers consists primarily of base salary, incentive bonus and long-term incentive in the form of stock options.

     Base Salary. The Committee bases the combination of base salary and incentive bonus paid to the Chief Executive Officer on the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. Although generally available data on the compensation of chief executive officers in the Pacific Northwest is considered, the experience of the members of the Committee and their knowledge of the community and industry practice have been the primary bases for this determination. The Committee estimates that the total compensation paid to the Chief Executive Officer does not exceed this range. During fiscal year, 1999 the Chief Executive Officer's base compensation was increased 20% to $180,000. The Chief Executive Officer's base salary is not based on the Company's performance.

     Base salaries for executive officers other than the CEO are determined annually by the President and reviewed by the Committee. In determining salary adjustments for executive officers, the CEO considers the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company and other subjective factors.

     Incentive Bonus. The Company has an annual incentive compensation plan pursuant to which executive officers and other managers, supervisory and professional personnel (approximately 103 persons during fiscal 1999) are eligible to receive cash bonuses based on the Company's and their personal performance during the year (the "Incentive Plan"). The factors used in determining payments under the Incentive Plan are a specified percentage of each participant's base salary ("eligible base salary"), his or her performance against personal performance goals, and a Company "Performance Percentage" comprised of target goals for the Company. The Incentive Plan sets eligible base salary percentages for the CEO at 60 percent and all other executive officers at 30 percent. The portion of each participant's eligible base salary which will be multiplied by the Company's Performance Percentage for the year is determined based on points awarded for each participant's actual performance against his or her personal performance goals. Performance goals for each executive officer are determined by the CEO at the beginning of the fiscal year and reviewed by the Committee. Examples of individual performance goals for fiscal 1999 included net revenue targets, product releases, shareholder value, marketing goals, technology goals, labor costs, gross margin percentage and administrative and overhead expenses. Incentive bonuses declined in fiscal 1999 based on the Company's Performance Percentage. Subjective assessments of performance may result in adjustments in individual awards.

     Stock Option Plans. The Committee administers the Company's stock option plans under which options to purchase the Company's Common Stock may be granted in an effort to align the interests of management with those of shareholders and provide a reward for long-term performance. Historically, options granted by the Company have been granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options will have value to the holder only if the Company's stock price increases. Outstanding options generally become exercisable at a rate of 25% per year. All grants are subject to possible acceleration of vesting in connection with certain events leading to a change in control of the Company. Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the CEO, with the size of grants generally falling within predetermined ranges tied to job grade. In administering the Company's stock option plans, the Committee generally has sought to limit outstanding options to approximately ten percent of outstanding shares. At the end of fiscal 1999, outstanding options as a percent of outstanding shares of common stock was 6.5%.

Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that none of such persons were paid compensation during fiscal 1999 in excess of the $1 million limitation.

                                        COMPENSATION COMMITTEE
                                        Peter H. van Oppen, Chairman
                                        Douglas A. Swerland
                                        Craig E. Tall



Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 25, 1999, the Compensation Committee of the Board of Directors consisted of Messrs. Swerland, Tall and van Oppen. None of these individuals has served at any time as an officer or employee of the Company or as a member of the board of directors or compensation committee of any entity that has had one or more executive officers which served as a member of the Company's Board of Directors or Compensation Committee.

Stock Price Performance Graph

Shown on this page is a line-graph comparing cumulative total shareholder return on Seattle FilmWorks, Inc. Common Stock for each of the last five fiscal years to the cumulative total return for the Nasdaq Composite Index and the Nasdaq Retail Index. This cumulative return includes the reinvestment of cash dividends.

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN
                         Among Seattle FilmWorks, Inc.
                 Nasdaq Composite Index and Nasdaq Retail Index

     Assumes $100 Invested in Company's Common Stock, NASDAQ Composite Index and NASDAQ Retail Index on September 24, 1994

 MEASUREMENT PERIOD         SEATTLE           NASDAQ          NASDAQ
(FISCAL YEAR COVERED)    FILMWORKS, INC.  COMPOSITE INDEX  RETAIL INDEX
       1994                   $100             $100            $100
       1995                    181              138             110
       1996                    259              164             132
       1997                    216              225             151
       1998                     71              229             130
       1999                     75              372             158


Proposal 2 - Approval of the 1999 Stock Incentive Compensation Plan

     The Board has approved, subject to shareholder approval, the adoption of the 1999 Seattle FilmWorks, Inc. Stock Incentive Compensation Plan (the "Incentive Plan") which will provide for the issuance of up to 800,000 shares of Common Stock pursuant to options, restricted stock grants, stock appreciation rights, or other stock awards. A copy of the Incentive Plan is attached to this proxy statement. The following description of the Incentive Plan is a summary and so is qualified by reference to the complete text of the Incentive Plan.

     Summary Description of the Incentive Plan. The Incentive Plan is intended to strengthen the Company by providing selected employees, directors, consultants, agents, advisors and independent contractors to the Company an opportunity to participate in the Company's future growth and success by offering them an opportunity to acquire stock in the Company so as to retain, attract and motivate them. The Incentive Plan may be administered either by the Board or a Committee of the Board (in either case, the "Committee"). The Committee will have broad discretion to determine the amount and type of awards and terms and conditions of the awards. Individual grants will generally be based on a person's present and potential contribution to the Company.

     As of November 20, 1999, the Company had approximately 100 employees, 4 non-employee directors and 3 consultants, agents, advisors and independent contractors who would be eligible to participate in the Incentive Plan. Since the grant of awards is based upon a determination made by the Committee after a consideration of various factors, the Company currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals. However, the maximum number of shares that can be granted under the Incentive Plan during any calendar year to any executive officer whose compensation is required to be disclosed pursuant to the rules and regulations under the Exchange Act (generally, the chief executive officer and the four other most highly compensated executive officers) is 375,000, except that the Company may make additional one-time grants to newly hired participants of up to 375,000 shares per such participant. In addition, the maximum number of shares that can be granted to a non-employee director of the Company during any calendar year is limited to 50,000. The Company believes that with these limitations and other provisions of the Incentive Plan, options granted under the Incentive Plan will generate "qualified performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code and will therefore not be subject to the $1,000,000 cap on deductibility for federal income tax purposes of certain compensation payments in excess of $1,000,000. See "Certain Federal Income Tax Consequences" below.

     Awards may be granted in the form of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("the "Code"), nonqualified stock options ("NQOs") (each ISO or NQO, an "Option," and collectively, "Options"), stock appreciation rights, stock awards in the form of restricted stock ("Restricted Stock"), or other arrangements determined by the Committee. Any award may be granted either alone or in tandem with other awards granted under the Incentive Plan. The option price of ISOs must be equal to or greater than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of employees who own more than 10% of the Common Stock). The option price of NQOs may not be less than the fair market value of the Common Stock on the date of grant. The Committee may condition the grant of the award upon the attainment of specified performance goals or other criteria, which need not be the same for all participants. No ISOs may be granted under the Incentive Plan on or after December 15, 2009, but ISOs outstanding under the Incentive Plan may extend beyond that date.

     The Board expects to adopt a standing policy which provides for an automatic annual grant to each non-employee director of an option to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the annual grant date. This grant would replace the annual grants under the Company's 1987 Stock Option Plan. See "Director Compensation" at page 7 above. Although the amount of the annual grant has not been determined, it is likely to be similar to the annual grant under the 1987 Stock Option Plan.

     Options. Options granted under the Incentive Plan may be ISOs or NQOs. The exercise price of ISOs may not be less than the fair market value of the shares subject to the ISO on the date of grant. The term of any ISO granted under the Incentive Plan may not exceed ten years. In addition, ISOs are subject to certain other limitations in order to take advantage of the favorable U.S. tax treatment that may be available for ISOs.

     Restricted Stock. Restricted Stock awards consist of non-transferable shares of Common Stock of the Company which may be subject to a right of purchase by the Company. The Committee may provide for the lapse of the transfer restrictions over a period of time, or may accelerate or waive such restrictions, in whole or in part, based on service, performance or other criteria determined by the Committee.

     Stock Appreciation Rights. A stock appreciation right will give the holder the right to receive an appreciation distribution in an amount equal to the excess of the fair market value of the number of shares of Common Stock covered by the right over the exercise price per share subject to the right. Stock appreciation rights may be granted separately or in tandem with a related Option. Payment may be made in a combination of shares of Common Stock or in cash, as determined by the Committee.

     The consideration payable upon issuance or exercise of an award and any taxes related to an award must generally be paid in cash or check. However, the Committee, in its sole discretion, may authorize payment by the tender of Common Stock already owned by the participant, or by delivery of other property, including securities of the Company. In addition, for officers and directors of the Company, the Committee may, in its sole discretion, assist in the payment of the exercise price by extending a loan, allowing payment in installments, or guaranteeing a loan from a third party. The Company generally will not receive any consideration upon the grant of any awards. Awards generally may be exercised at any time within three months after termination of a participant's employment by, or consulting relationship with, the Company (but, only to the extent exercisable or payable at the time of termination). However, if termination is due to the participant's death or disability, the award generally may be exercised for one year. Except as authorized by the Committee, no award shall be assignable or otherwise transferable by a participant other than by will or by the laws of descent and distribution.

     The Committee may adjust the performance goals and measurements applicable to awards. The Committee also may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture with respect to any award granted under the Incentive Plan. The Board may amend, alter or discontinue the Incentive Plan or any award at any time, except that the consent of a participant is required if the participant's rights under an outstanding award would be impaired. In addition, the shareholders of the Company must approve any amendment, alteration or discontinuance of the Incentive Plan that would (i) increase the total number of shares reserved under the Incentive Plan, (ii) with respect to provisions solely as they relate to ISOs, to the extent required for the Incentive Plan to comply with Section 422 of the Code, (iii) to the extent required by other applicable laws, rules or regulations or (iv) to the extent that the Board otherwise concludes that shareholder approval is advisable.

     The Incentive Plan constitutes an unfunded plan for incentive and deferred compensation. The Company is not required to create trusts or arrangements to meet its obligations under the Incentive Plan to deliver stock or make payments.

     In the event of a "change in control" of the Company, as defined in the Incentive Plan, in which the outstanding options do not remain outstanding or are not assumed by the surviving entity or replaced with a comparable options, the vesting of outstanding awards under the Incentive Plan will, unless the applicable agreement with respect to the award or the Committee determines otherwise, subject to certain limitations, be accelerated. A "change in control" is defined to include (i) a merger or consolidation of the Company in which more than 50% of the voting power of the Company's outstanding stock outstanding after the transaction is owned by persons who were not shareholders immediately prior to such transaction, and (ii) the sale or transfer of all or substantially all of the Company's assets.

Certain Federal Income Tax Consequences

     THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT, OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

Incentive Stock Options

     Awards and Exercise of Options. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, amended (the "Code"). ISOs may be granted only to employees of the Company (including directors who are also employees). The recipient of an Option (the "Optionee") does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the Option exercise price (the "Option Spread") is includable in the Optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a "substantial risk of forfeiture" (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, any limitations on resale of shares imposed under Section 16(b) of the Exchange Act). In addition, when stock is acquired subject to a "substantial risk of forfeiture", an Optionee's holding period for purposes of determining whether any capital gain or loss on sale is long-term will generally not begin until the restriction lapses or the Optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election").

     Sale of Option Shares. If an Optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date such shares were transferred to the Optionee, any gain from a sale of the shares other than to the Company should be taxable as capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO was exercised or at the time the stock was sold. If an Optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO was exercised exceeded the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and the Company would be entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain. Optionees are required to notify the Company promptly after making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

     Exercise With Stock. If an Optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously- owned stock is used to exercise an ISO.

Nonqualified Stock Options

     Award; Exercise. An Optionee is not taxable upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the Optionee files a Section 83(b) Election with respect to the shares, the Optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The Optionee's tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the Optionee will not be taxable upon exercise, but instead will have ordinary income, on the date stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the difference between the amount paid for the shares under the Option and their fair market value as of the date of lapse; in addition, the Optionee's holding period will begin on the date of lapse.

Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an Optionee who was an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

     Sale of Option Shares. Upon sale, other than to the Company, of shares acquired under a NQO, an Optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the Optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

     Exercise with Stock. If an Optionee tenders Common Stock (other than statutory option stock -- see above) to pay all or part of the exercise price of a NQO, the Optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the Optionee had in the surrendered shares. The additional shares are treated as newly acquired with a zero basis.

     If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a "disqualifying disposition" of the surrendered stock.

Section 162(m) Limitations

     Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensation executive officers in any year after 1993. Under current regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan meet certain requirements. One such requirement is that the plan must state the maximum number of shares with respect to which option may be granted to any employee during a specified period. Accordingly, the Incentive Plan provides the no participant, with certain exceptions, may granted options to acquire more than 375,000 shares in any year.

     Shareholders are being asked to approve the adoption of the Incentive Plan. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock of the Company represented and voting at the Annual Meeting is required to adopt the Incentive Plan.

     The Board recommends a vote "for" approval of this proposal.

Independent Auditors

The Company has selected Ernst & Young LLP to continue as its independent auditors for the current year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement if they so desire and respond to appropriate questions.

Other Business

As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

Proposals of Shareholders

The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company ninety (90) days prior to the date which is one year from the date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than ninety (90) days prior to the date which is one year from the date of the immediately preceding annual meeting of shareholders.

Each notice of a nomination or proposal of business must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposals as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) with respect to any nominations, the consent of each nominee to serve as a director of the Company if elected.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2001 Annual Meeting must submit the proposal to the Company no later than September 7, 2000.
Shareholders who intend to present a proposal at the 2001 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than November 17, 2000. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                              By Order of the Board of Directors
                              /s/ Mich Kele Earl
                              Mich Kele Earl, Secretary
                              December 31, 1999, Seattle, Washington

                            SEATTLE FILMWORKS, INC.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
       ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD FEBRUARY 15, 2000.

The undersigned hereby appoints Gary R. Christophersen and Loran Cashmore Bond, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of SEATTLE FILMWORKS, INC. held of record by the undersigned on December 10, 1999, at the Annual Meeting of Shareholders to be held February 15, 2000, or any adjournment or postponement thereof.

                (Continued, and to be signed on the other side)



                          .  FOLD AND DETACH HERE  .

                                                    Please mark
                                                    your votes as
                                                    indicated in     X
                                                    this example   -----

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, and associations and give his or her title.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS: Election of the following nominees to serve a three year term or until their respective successor is elected and qualified.

                                     For        Withhold

Nominees: Gary R. Christophersen    -----         -----

          Sam Rubinstein            -----         -----

FOR all nominees listed (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees listed INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:


---------------------------------------------------------

2. To adopt the Seattle FilmWorks 1999 Stock Incentive Compensation Plan and reserve 800,000 shares of the Company's Common Stock for issuance under the plan.
                         FOR     AGAINST     ABSTAIN

                        -----     -----       -----

"Please Mark Inside Boxes so that Data Processing Equipment will Record Your Vote."

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.


Signature(s)                                      Dated           2000
            --------------------------------------     -----------

Please Mark, Sign, Date and Return This Proxy Card Promptly.

                          .  FOLD AND DETACH HERE  .